Exhibit 10(r)

OLD NATIONAL BANCORP

AMENDED AND RESTATED 2008 INCENTIVE COMPENSATION

PLAN INTERNAL PERFORMANCE UNITS AWARD AGREEMENT

This Award Agreement (“Agreement”) is entered into as of January 24, 2019 ("Grant Date"), by and between Old National Bancorp, an Indiana corporation (“Company”), and [[FIRSTNAME]] [[LASTNAME]] an officer or employee of the Company or one of its Affiliates (“Participant”).

Background

A.

The Company adopted the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan (“Plan”) to further the growth and financial success of the Company and its Affiliates by aligning the interests of participating officers and key employees ("participants") more closely with those of the Company's shareholders, providing participants with an additional incentive for excellent individual performance, and promoting teamwork among participants.

B.	The Company believes that the goals of the Plan can be achieved by granting Performance Units to eligible officers and other key employees.
C.

The Compensation and Management Development Committee of the Board has determined that a grant of Performance Units to the Participant, as provided in this Award Agreement, is in the best interests of the Company and its Affiliates and furthers the purposes of the Plan.

D.	The Participant wishes to accept the Company's grant of Performance Units, subject to the terms and conditions of this Award Agreement, the Plan and the Company’s Stock Ownership Guidelines.

Agreement

In consideration of the premises and the mutual covenants herein contained, the Company and the Participant agree as follows:

1.Defined Terms.  For purposes of this Agreement, if the first letter of a word (or each word in a term) is capitalized, the term shall have the meaning provided in this Agreement, or if such term is not defined by this Agreement, the meaning specified in the Plan.

(a)"Adjusted Share Distribution" means, with respect to a Performance Unit, a number of whole Shares equal to the sum of the Unadjusted Share Distribution and the Dividend Adjustment.

(b)"Appendix A" means Appendix A to this Agreement, which is hereby incorporated herein and made a part hereof.  Appendix A describes the performance factor and goals with respect to the Internal Performance Units.

(c)"Dividend Adjustment" means, with respect to a Performance Unit, a number of whole units, determined as provided in Section 6, which is added to the Unadjusted Share Distribution to reflect dividend payments during the Performance Period on the units included in the Unadjusted Share Distribution.

(d)“Internal Performance Unit” means a contingent right awarded pursuant to this Agreement for distribution of a Share upon attainment of the Performance Goals as set forth in Appendix A.

(e)"Maximum Performance" means the Performance Goal achievement required for the maximum permissible distribution with respect to an Internal Performance Unit, as set out in Appendix A.

(f)"Minimum Performance" means the minimum Performance Goal achievement required for any distribution to be made with respect to an Internal Performance Unit, as set out in Appendix A.

(g)"Performance Goal" means a financial target on which the distribution with respect to a Performance Unit is based, as set out in Appendix A.

(h)"Performance Period" means the Performance Period specified in Appendix A.

(i)"Performance Unit" means a contingent right awarded pursuant to this Agreement for distribution of a Share upon attainment of the Performance Goals as set forth in Appendix A.

(j)"Section" refers to a Section of this Agreement.

(k)"Target Performance" means the Performance Goal achievement required for the targeted distribution with respect to an Internal Performance Unit, as set out in Appendix A.  If Target Performance is achieved but not exceeded for all Performance Goals, the Unadjusted Share Distribution with respect to a Performance Unit is one share of the Company's voting common stock ("Share").

(l)"Unadjusted Share Distribution" means, with respect to a Performance Unit, the total number of Shares to be distributed to the Participant, before adding the Dividend Adjustment or subtracting required tax withholding.

2.Incorporation of Plan Terms.  All provisions of the Plan, including definitions (to the extent that a different definition is not provided in this Agreement), are incorporated herein and expressly made a part of this Agreement by reference.  The Participant hereby acknowledges that he or she has received a copy of the Plan.

3.Award of Performance Units.  The Committee has awarded the Participant [[SHARESGRANTED]] Internal Performance Units effective as of the Grant Date, subject to the terms and conditions of the Plan and this Agreement.

4.Contingent Distribution on Account of Performance Units.

(a)Except as provided in Section 5, no distribution shall be made with respect to any Internal Performance Unit, unless (i) the respective Minimum Performance is achieved or exceeded in accordance with the Performance Goal set out in  Appendix A, and (ii) the Participant (A) is continually employed by the Company and/or an Affiliate at all times from the award of the Performance Units until the date on which Shares are distributed pursuant to Subsection (c) below; provided, however, the Committee may, in its discretion, waive the continuous employment requirement in this clause (ii), or (B) Terminates Service during the Performance Period on account of his death, Disability, or Retirement.

(b)All distributions on account of a Performance Unit shall be made in the form of Shares.  The Unadjusted Share Distribution with respect to a Performance Unit, if any, is dependent on the Company's achievement of the Performance Goals, as specified in Appendix A.  By way of example, if Target Performance for the Performance Period is achieved but not exceeded with respect to the Performance Goal, the Unadjusted Share Distribution shall consist of one share of the Company's voting common stock ("Share").  The number of Shares distributed on account of a Performance Unit shall be increased by the Dividend Adjustment to determine the Adjusted Share Distribution and reduced by applicable tax withholding as provided in Section 9.  If, after reduction for tax withholding, the Participant is entitled to a fractional Share, the net number of Shares distributed to the Participant shall be rounded down to the next whole number of Shares.

(c)Except as expressly provided in Section 5, the Company shall distribute the Adjusted Share Distribution, reduced to reflect tax withholding, on the date the Company files its Form 10K with the US Securities and Exchange Commission in the calendar year following the year in which the Performance Period ends.

(d)Notwithstanding any other provision of this Agreement, the Committee may, in its sole discretion, reduce the number of Shares that may be distributed as determined pursuant to the Adjusted Share Distribution calculation set forth above.  The preceding sentence shall not apply to a distribution made pursuant to Section 5.

(e)If a Participant Terminates Service during the Performance Period on account of Participant’s Disability or Retirement, Participant’s Performance Units shall remain outstanding as if Participant had not Terminated Service, and payments with respect to such Performance Units shall be made at the same time and subject to the same performance requirements as payments that are made to Participants who did not incur a Termination of Service during the applicable Performance Period.

(f)

If a Participant Terminates Service due to death during the Performance Period, the performance requirements with respect to the Participant’s Performance Units shall lapse, and the Participant’s Beneficiary shall, on the date of such Termination of Service, be fully entitled to payment under such Performance Units as if targeted performance had been achieved and the Performance Period ended on the date of the Participant’s death, and such payments shall be made within sixty (60) days after the Participant’s death.

5.Change in Control.  If a Change in Control occurs during the Performance Period, Article XVI of the Plan shall govern the disposition of Performance Units awarded under this Agreement.

6.Dividend Adjustment.  Except as otherwise provided for in this Agreement, a Dividend Adjustment shall be added to the Unadjusted Share Distribution.  The Dividend Adjustment shall be a number of Units equal to the number of Units that would have resulted, if each dividend paid during the Performance Period on the Shares included in the Unadjusted Share Distribution had been immediately reinvested in Shares.

7.Performance Goals.  The applicable Performance Goals, the weight given to each Performance Goal, and the Minimum Performance, Target Performance, and Maximum Performance are set out in Appendix A.

8.Participant’s Representations.  The Participant agrees, upon request by the Company and before the distribution of Shares with respect to the Performance Units, to provide written investment representations as reasonably requested by the Company.  The Participant also agrees that, if he or she is a member of the Company's Executive Leadership Group at the time the Shares are distributed, and if at that time he or she has not satisfied the Company’s Stock Ownership guidelines, the Participant will continue to hold the Shares received in the Distribution, net of any shares withheld for taxes, until such time as the Participant has satisfied the Company’s Stock Ownership requirement.

9.Income and Employment Tax Withholding.  All required federal, state, city, and local income and employment taxes that arise on account of the Performance Units shall be satisfied through the withholding of Shares otherwise distributable pursuant to this Agreement.

10.Nontransferability.  The Participant's interest in the Performance Units or any distribution with respect to such units may not be (i) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution, or (ii) subject to execution, attachment, or similar process.  Any attempted or purported transfer in contravention of this Section shall be null and void ab initio and of no force or effect whatsoever.

11.Indemnity.  The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by Participant to the Company or any failure on the part of the Participant to perform any agreements contained herein.  The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with his or her participation in the Plan.

12.Changes in Shares.  In the event of any change in the Shares, as described in Section 4.04 of the Plan, the Committee, consistent with the principles set out in such Section, will make appropriate adjustment or substitution in the number of Performance Units, so that the contingent economic value of a Performance Units remains substantially the same.  The Committee’s determination in this respect will be final and binding upon all parties.

13.Effect of Headings.  The descriptive headings used in this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

14.Controlling Laws.  Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.

15.Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument.

16.Recoupment/Clawback.  Any grant of Performance Units under this Agreement or any other award granted or paid to the Participant under the Company’s Amended and Restated 2008 Incentive Compensation Plan, whether in the form of stock options, stock appreciation rights, restricted stock, performance units, performance units, stock or cash, is subject to recoupment or “clawback” by the Company in accordance with the Company’s Bonus Recoupment/Clawback Policy, as may be amended from time to time.  This Section, “Recoupment/Clawback,” shall survive termination of this Agreement.

IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Performance Unit Award Agreement to be executed as of the day and year first above written.

PARTICIPANT

Accepted by: [[SIGNATURE]]Date: [[SIGNATURE_DATE]]

OLD NATIONAL BANCORP

By:

George Lance
SVP, Talent Support Director
Old National Bancorp

APPENDIX A TO 2018 PERFORMANCE AWARD AGREEMENT
(Internal Performance Factors)

Grant Date:  January 24, 2019

Performance Shares Awarded:  See Section 3 of the Agreement

Performance Period:  January 1, 2019, through December 31, 2021

Internal Factors for Determining Amount Payable Pursuant to Performance Award

The number of Shares payable on account of a Performance Share (before any Dividend Adjustment or tax withholding) will be based on the result of the following performance factor ("Performance Factor") during the Performance Period:

•	Return on Average Tangible Common Equity

Definitions Related to Internal Performance Factor

Return on Average Common Tangible Equity (ROATCE):  ROATCE is defined as Adjusted Full Year Net Income divided by Full Year Average Tangible Common Equity.

Adjusted Full Year Net Income: Net income as reported in the Company’s Form 10-K for the year ended December 31, 2021 adjusted to add back intangible amortization net of tax at the federal statutory for 2021, exclude all GAAP charges that are non-recurring net of tax at the incremental rate used for Old National’s Executive Short-Term Incentive Plan for 2021, and exclude merger charges, branch termination charges and severance charges net of tax at the incremental rate used for Old National’s Executive Short-Term Incentive Plan for 2021.

Full Year Average Tangible Common Equity: Average total equity as reported in the Company’s internal financial performance report for the year ended December 31, 2021 adjusted to subtract back full year average goodwill and average intangibles and to also adjust for the average impact of the adjustment to net income.

Performance Weighting Fraction

“Performance Weighting Fraction” means the relative importance of each performance measure in evaluating performance and determining the number of Shares to be distributed (before any Dividend Adjustment or tax withholding) with respect to each Performance Share.  The following weight has been assigned to the performance factor:

ROATCE
100%

Calculation of Performance

For the Performance Factor, the performance level will be determined at the end of the Performance Period.  The performance level will then be multiplied by the Performance Weighting Fraction, resulting in the Company's Performance Level. The table below shows the percentage of Shares to be issued with respect to each Performance Share (before any Dividend Adjustment or tax withholding) at various performance levels.

Performance Range	ROATCE	Percentage of Target	Percent of Incentive Earned
MAXIMUM	16.33%	104.0%	150%
	16.27%	103.6%	145%
	16.20%	103.2%	140%
	16.14%	102.8%	135%
	16.08%	102.4%	130%
	16.02%	102.0%	125%
	15.95%	101.6%	120%
	15.89%	101.2%	115%
	15.83%	100.8%	110%
	15.76%	100.4%	105%
TARGET	15.70%	100.0%	100%
	15.60%	99.4%	91%
	15.50%	98.7%	81%
	15.40%	98.1%	72%
	15.31%	97.5%	63%
	15.21%	96.9%	53%
	15.11%	96.2%	44%
	15.01%	95.6%	34%
Threshold	14.91%	95.0%	25%

The percentage of incentive earned is derived from the respective linear equation (below) based upon ROATCE performance whereby X represents the final ROATCE result and final percentage of incentive is rounded to the nearest whole percentage point.

Final ROATCE Result	Incentive Calculation

ROATCE >= 15.70%	79.365X-11.46
ROATCE < 15.70%	94.937X-13.905

Example:

ROATCE Result	Calculation	% of Incentive Earned
15.76%	79.365*15.76%-11.46	105%

Participants in this example would earn 105% of the award.  Thus, a participant with a grant of 2,000 RSU in this example would receive 105% of 2,100 or 2,100 RSUs plus accumulated dividends calculated at the same rate.

Timing of Award Determination and Distribution

Once performance results for the Company are known and approved by the auditors, the Compensation Committee will review and approve the final performance results for the Performance Factor.  The Compensation Committee reserves the right to use negative discretion to reduce the amount of any payment. The Shares will be distributed in accordance with the timing set forth in Section 4(c) of this Agreement.